Statement  Regarding  Computation  of  Per  share  Earnings

(Unaudited)
(in  thousands  except  per  share  data)

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



                          Three Months Ended   Three Months Ended    Year Ended           Year Ended
                          September 30, 1997   September 30, 1998    September 30, 1997   September 30, 1998
                          -------------------  --------------------  -------------------  -------------------
Basic
Average Common Shares
Outstanding                              2248                 4495                  2221                 4117
Net income available to
common shareholders                        13                 (145)                  657                  412
Per Share Amount          $               .01  $              (.03)  $               .30  $               .10
Diluted
Average Common Shares
outstanding                              2248                 4495                  2221                 4117
Net effect of dilutive
stock options based
on the treasury stock
method using the average
market price                              108                  140                   128                  172
Assumed conversion of
Preferred Shares                          752                    -                   752                  114
Total                                    3108                 4635                  3101                 4403
Net income available to
common shareholders       $                13  $              (145)  $               657  $               412
Per share amount          $               .00  $              (.03)  $               .21  $               .09
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